Exhibit 1.02

Conflict Minerals Report
This is the Conflict Minerals Report of Cavco Industries, Inc. ("Cavco," "us," "we," or the "Company") for the calendar year 2013 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (the "1934 Act"). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in the Report, unless otherwise defined herein.
The Company designs and produces factory-built homes, park model homes, vacation cabins, and systems-built commercial structures, as well as modular homes. A majority of our products are built under the United States Department of Housing and Urban Development ("HUD") standards for factory-built homes. While the Company is also required to build under other federal and state building codes, they are considered to be less restrictive than the HUD standards. The Company determined that components considered necessary to the functionality or production of our products are those required under the HUD standards. A listing of necessary components was reviewed for materials that could contain conflict minerals. Any components that we identified as possibly containing conflict minerals were designated as "in scope" products for purposes of our reasonable country of origin inquiry and due diligence measures.
The Company is several levels removed from the actual mining of conflict minerals. Cavco does not make purchases of raw ore or unrefined conflict minerals and makes no purchases in the Democratic Republic of the Congo or its adjoining countries (the "Covered Countries"). Instead, the Company must rely upon our independent manufacturers and distributors to provide information on the origin of conflict minerals contained in the in scope products they supply.
Reasonable Country of Origin Inquiry and Due Diligence Measures Performed
Our reasonable country of origin inquiry and other due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals. Our due diligence processes are based on the necessity of seeking data from our independent manufacturers or distributors of in scope products and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary conflict minerals. In designing and implementing our due diligence measures, we reviewed and considered, among other things, the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, an internationally recognized due diligence framework.
The Company’s due diligence measures included conducting a reasonably country of origin inquiry ("RCOI") by sending a supply-chain survey to independent manufacturers and distributors that supply the Company with in scope products. The RCOI was designed to determine which in scope products contain conflict minerals and whether such conflict minerals originated in a Covered Country or came from recycled or scrap materials.
Approximately 94% of our independent manufacturers and distributors of in scope products responded to our RCOI. The Company monitored the completion of inquiries including the review of received responses to ensure that they were complete and did not include errors or inconsistencies. An incomplete or inconsistent response elicited further follow-up from the Company. The Company also followed up on with independent manufacturers and distributors who did not respond to the RCOI.

Upon evaluation of the responses, certain of our independent distributors responded that conflict minerals were not present in the in scope products supplied to us. Other respondents have indicated that they are also not the direct purchasers of raw ore or unrefined conflict minerals and thus must also survey their suppliers, a process which is currently underway. For those respondents that are direct manufacturers of the in scope products supplied to us, they have responded that their due diligence process to identify all smelters used is still in progress and cannot be fully reported to us.As a result of our RCOI and additional due diligence measures, Cavco has determined in good faith for calendar year 2013 that the necessary conflict minerals contained in products supplied to us are at this time "DRC conflict undeterminable." A portion of our independent manufacturers or distributors of in scope products were able to provide smelter, refiner or country of origin information for the conflict minerals contained in their overall product lines. However, these lists were still deemed incomplete and the Company has yet to definitively trace the specific in scope products supplied to us to a specific smelter or refiner from those lists. Therefore, we have no information to share in respect of the facilities used in the production of such conflict minerals, the country of origin of such conflict minerals, or the mine or location of origin.
Risk Mitigation/Future Due Diligence Measures
The Company intends to take the following steps to improve its due diligence measures and to further mitigate any possible risk that the necessary conflict minerals in our in scope products could directly or indirectly benefit armed groups in the Covered Countries: 1) Continue to engage with identified independent manufacturers and distributors earlier in the year to obtain accurate and complete information about the supply chain; 2) Continue to improve due diligence efforts to ensure compliant sourcing by identifying smelters or refiners used by our independent manufacturers or distributors for our in scope products; and 3) Work to further mature the Company’s conflict minerals program by creating and adopting a conflict minerals policy demonstrating our committed effort to establishing a conflict free supply chain, and encouraging our suppliers to adopt a similar policy or meet the requirements of our policy.